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                                                          EXHIBIT 12

            CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

 STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollars in thousands)
                                               Six Months
                                                 Ended                  Years ended September 30
                                                March 31    ----------------------------------------------------
                                                  1995        1994       1993       1992       1991       1990
                                               ----------     ----       ----       ----       ----       ----
Earnings:
   Pre-tax income from continuing operations    $116,060    $118,325   $ 67,900   $116,599   $ 62,362   $ 63,983
   Distributed income of affiliated companies      5,906       5,638      5,988      5,766      4,688      3,607
   Add fixed charges:
     Interest on indebtedness                     18,908      41,668     44,043     41,714     38,661     41,145
     Portion of rents representative of
        the interest factor                        2,674       5,879      4,838      4,933      5,715      5,226
                                                 -------    --------   --------   --------   --------   --------
   Income as adjusted                           $143,548    $171,510   $122,769   $169,012   $111,426   $113,961

Fixed charges:
   Interest on indebtedness                     $ 18,098    $ 41,668   $ 44,043   $ 41,714   $ 38,661   $ 41,145
   Capitalized interest                                _           _          _      3,963      8,745          _
   Portion of rents representative of
     the interest factor                           2,674       5,879      4,838      4,933      5,715      5,226
                                                 -------    --------   --------   --------   --------   --------
   Total fixed charges                           $20,772    $ 47,547   $ 48,881   $ 50,610   $ 53,121   $ 46,371

   Ratio of earnings to fixed charges               6.91        3.61       2.51       3.34       2.10       2.46
                                                 =======    ========   ========   ========   ========   ========

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